Exhibit 99.1

Marinus Pharmaceuticals Provides Business Update and Reports

Third Quarter 2020 Financial Results

•	Reported positive topline data from pivotal Phase 3 Marigold Study of oral ganaxolone in children and young adults with CDKL5 deficiency disorder (CDD)
•	Awarded five-year cost-sharing contract with Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, for refractory status epilepticus (RSE)
•	Site selection and activation are on-track in RSE Phase 3 IV ganaxolone RAISE clinical trial; targeting vast majority of sites to be open by the end of Q1 2021
•	Enrollment is ongoing in Phase 2 open-label trial to evaluate the safety and tolerability of adjunctive ganaxolone treatment in patients with tuberous sclerosis complex (TSC)
•	Top line data from PCDH19 related epilepsy (PCDH19-RE) Phase 2 Violet Study expected in Q2 2021 and data from Phase 2 TSC clinical trial expected in mid-2021

RADNOR, Pa.—November 9, 2020—Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders, today provided an update on its clinical development activities and reported its financial results for the third quarter ended September 30, 2020.

“This was a milestone quarter, highlighted by the positive results from our Marigold Study, which demonstrated ganaxolone’s potential as the first treatment specifically indicated in CDD patients, and the significant progress achieved in our status epilepticus program, including the execution of a cost-sharing contract with BARDA,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “The next few months will be equally exciting, including our continued work as we plan for our NDA submission (for CDD), site activation and education on our Phase 3 refractory status epilepticus program, and the opportunity to share further details of our Marigold Study results with the medical community at the American Epilepsy Society Annual Meeting in December.”

Dr. Braunstein added, “We continue to strengthen the organization to support our ongoing clinical trial programs, commercial planning, and portfolio development. Most recently, we brought on Henri Vaitkevicius, M.D., as Vice President of Clinical Development to complement our growing team of clinicians, and Christy Shafer as our Chief Commercial Officer, who brings a unique background of leading teams in both the hospital and rare neurological diseases settings. The entire company is working tirelessly to advance our many programs and realize ganaxolone’s potential to help those suffering from rare seizure disorders.”

Pipeline Update:

CDKL5 Deficiency Disorder (CDD)

●	Marinus reported positive topline data from the Phase 3 Marigold Study, the first double-blind placebo controlled trial to provide evidence of efficacy in CDD and the first Phase 3 trial to examine three times a day dosing of ganaxolone in pediatric patients.
●	Patients given oral ganaxolone showed a significant 32.2% median reduction in 28-day major motor seizure frequency, compared to a 4.0% reduction for those receiving the placebo, achieving the trial’s primary endpoint (p=0.002). In this study, ganaxolone was generally well tolerated with a safety profile consistent with previous clinical studies, with the most frequent adverse event being somnolence.
●	In early December, Marinus expects to open an expanded access program (EAP) that will allow the company to offer ganaxolone to patients with CDD who were unable to participate in the Phase 3 trial.
●	Marinus is preparing to meet with the FDA in Q1 2021 in connection with its planned mid-2021 NDA submission.
●	The company is also planning for the European Medicines Agency (EMA) pre-marketing authorization application (MAA) meeting to occur in first half 2021 to support a MAA submission.
●	Marinus anticipates having a major presence at the American Epilepsy Society (AES) meeting in December, where the company intends to present additional details of the Marigold Study, including several subset analyses and pharmacokinetic data, which will be a critically important roadmap to further development of oral ganaxolone.

Refractory Status Epilepticus (RSE)

●	Greater than 75 percent of sites have been selected for the Phase 3 clinical trial of IV ganaxolone (RAISE trial) for the treatment of RSE. Site identification and activation is focused on neurocritical care and neurointensivists, who are on the front lines of treating patients experiencing RSE.
●	Site selection expected to be completed by year end, in-line with expectations prior to COVID-19.
●	Marinus targets opening the vast majority of sites by end of Q1 2021 with topline data in 1H 2022.
●	The RAISE trial is a randomized, double-blind, placebo-controlled trial that will evaluate the efficacy and safety of IV ganaxolone in patients with RSE who have failed benzodiazepines and two or more second line intravenous antiepileptic drugs (AEDs). The trial will examine the proportion of participants with RSE who experience seizure cessation within 30 minutes of initiation of IV ganaxolone as well as the rate of progression to IV anesthesia within 36 hours. Cessation of RSE will be determined by both clinical and EEG findings.
●	Ganaxolone development for RSE is being funded, in part, by the Biomedical Advanced Research and Development Authority (BARDA), part of the Office of the Assistant Secretary for Preparedness and Response at the U.S. Department of Health and Human Services, under contract number 75A50120C00159.

●	Marinus has submitted a request for scientific advice to the EMA Committee for Medicinal Products for Human Use (CHMP) for feedback on the design of its second RSE trial to be conducted in Europe.
●	Several patients with super refractory status epilepticus (SRSE) have been treated under Emergency Investigational New Drug (eIND) with IV ganaxolone. Further details will be discussed during AES.
●	The company is also planning to investigate earlier intervention for treatment in SE in established status epilepticus (ESE). This future trial is expected to target convulsive patients who have been treated with and failed benzodiazepines. Further details to be discussed at the company’s analyst meeting being held during AES.

Tuberous Sclerosis Complex (TSC)

●	Marinus continues enrolling patients in its open label Phase 2 trial in TSC (the CALM Study).
●	The trial protocol is designed with a four-week baseline period, followed by a 12-week treatment period during which patients will receive up to 600mg of ganaxolone (oral liquid suspension) three times a day. Patients who meet eligibility criteria may continue ganaxolone treatment during a planned 24-week extension. The trial is expected to enroll approximately 30 patients ages 2 to 65.
●	The primary endpoint for the trial is percent change in median 28-day primary seizure frequency for the treatment period relative to baseline. The company plans to analyze allopregnanolone sulfate levels as part of the trial efficacy analysis.
●	Marinus expects to report topline data in the 1H of 2021.

PCDH19 Related Epilepsy (PCDH19-RE)

●	Recruitment is complete in the ongoing Phase 2 Violet Study evaluating allopregnanolone sulfate as a biomarker and ganaxolone as a treatment in PCDH19-RE patients.
●	The company believes the trial has the potential to detect a meaningful signal as proof-of-concept for the allopregnanolone sulfate biomarker hypothesis as well as support the value proposition supporting a three-times-a-day dosing regimen.
●	Marinus remains on-track to report topline data from this proof-of-concept trial in early Q2, 2021.

Corporate Update:

●	The company anticipates having a major presence at the AES Meeting in December, where it has submitted multiple abstracts, including the presentation of multiple data subset analyses from the Marigold Study.
●	Marinus is also planning to host a meeting with the investment community and analysts during AES on December 7, 12PM – 2PM Eastern Time.
●	Christy Shafer has joined as Chief Commercial Officer to lead U.S. commercial strategy for Marinus’ oral and IV-ganaxolone franchise.
●	In September, the company was awarded a BARDA cost-sharing contract to develop IV ganaxolone for treatment of RSE.

●	In October, Marinus received The LouLou Foundation's Company Making a Difference Award – Clinical, in recognition of the first successful recruitment of a pivotal and international clinical trial and recent positive data from the Marigold Study. The LouLou Foundation is dedicated to helping those with CDD.

Financial Update:

At September 30, 2020, the company had cash, cash equivalents and investments of $91.3 million, compared to $91.7 million at December 31, 2019. Marinus believes its cash and cash equivalents as of September 30, 2020 will enable it to fund its operating expenses and capital expenditures into 2022.

Federal contract revenue was $0.2 million for the three and nine months ended September 30, 2020, compared to $0 for the three and nine months ended September 30, 2019 as a result of the execution of the BARDA contract in September, 2020.

Research and development expenses were $11.3 million and $38.1 million for the three and nine months ended September 30, 2020, respectively, as compared to $11.6 million and $30.5 million for the same periods in the prior year. The year to date increase was due primarily to Marinus’ ongoing enrollment in its CDD Phase 3 Marigold Study, which top-line data were announced during Q3 2020, and increased drug development activity, including preclinical studies and manufacturing activities in preparation for a potential NDA submission for CDD and our recently initiated Phase 3 clinical trial in SE.

General and administrative expenses were $4.6 million and $12.5 million for the three and nine months ended September 30, 2020, respectively, as compared to $2.3 million and $8.5 million for the same periods in the prior year, respectively. The increases were due primarily to increased legal and consulting fees as Marinus scales up operations and prepares for potential commercialization, and non-cash stock-based compensation.

The company reported net losses of $15.7 million and $58.9 million for the three and nine months ended September 30, 2020, respectively, compared to $13.8 million and $38.7 million in the same period a year ago. Cash used in operating activities increased to $44.5 million for the nine months ended September 30, 2020 compared to $32.4 million for the same period a year ago.

Readers are referred to, and encouraged to read in its entirety, the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, to be filed with the Securities and Exchange Commission, which includes further detail on the above-referenced transactions and the company’s business plans, operations, financial condition and results of operations.

Marinus Pharmaceuticals, Inc.

Selected Financial Data (in thousands, except share and per share amounts)

(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$87,337	$90,943
Investments	3,966	739
Other assets	8,223	7,160
Total assets	$99,526	$98,842
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$9,439	$8,031
Other long term liabilities	2,664	3,042
Total liabilities	12,103	11,073
Total stockholders’ equity	87,423	87,769
Total liabilities and stockholders’ equity	$99,526	$98,842

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Federal contract revenue	$171	$—	$171	$—
Expenses:
Research and development	$11,306	$11,572	$38,062	$30,454
General and administrative	4,564	2,327	12,543	8,496
Loss from operations	(15,699)	(13,899)	(50,434)	(38,950)
Interest income	79	93	459	280
Other expense, net	(39)	—	(31)	(42)
Net loss	$(15,659)	$(13,806)	$(50,006)	$(38,712)
Deemed dividends on convertible preferred stock	—	—	(8,880)	—
Net loss applicable to common shareholders	$(15,659)	$(13,806)	$(58,886)	$(38,712)
Per share information:
Net loss per share of common stock—basic and diluted	$(0.51)	$(1.05)	$(2.29)	$(2.95)
Basic and diluted weighted average shares outstanding	30,552,947	13,135,885	25,737,981	13,127,653

About Ganaxolone

Ganaxolone, a positive allosteric modulator of GABAA receptors, is being developed in intravenous and oral formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Unlike benzodiazepines, ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on both synaptic and extrasynaptic GABAA receptors. Ganaxolone has been studied in more than 1,600 patients, both pediatric and adult, at therapeutically relevant dose levels and treatment regimens for up to four years.

About Marinus Pharmaceuticals

Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat rare seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, anti-depressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose forms intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus recently completed the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder and is conducting a Phase 2 trial in tuberous sclerosis complex, as well as a Phase 2 biomarker-driven proof-of-concept trial in PCDH19-related epilepsy. The company is currently initiating a Phase 3 trial in refractory status epilepticus. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our clinical development plans for ganaxolone; our goal to have the vast majority of sites for our Phase 3 IV ganaxolone RAISE clinical trial open by the end of the first quarter of 2021; our expectation to release top line PCDH19-RE in Q2 2021 and TSC data in mid-2021; our plans to meet with the FDA in Q1 2021 for our planned mid-2021 NDA submission for CDD; our plans for the EMA pre-marketing authorization application meeting to occur in the first half of 2021 to support a MAA submission for CDD; our expectation to complete site selection for the Raise trial by year end; our target to open the vast majority of sites for the Raise trial by end of Q1 with topline data in 1H 2022; the expected trial design of the Raise trial; our expectations to release topline data from our Phase 3 trial in status epilepticus in the first half of 2022; our expectations regarding the enrollment of our Phase 2 open-label trial for patients with TSC; our expectations to release topline data from our Phase 2 open-label trial for patients with TSC in the first half of 2021; our expectations regarding enrollment in our Phase 2 Violet Study; our expectations to release topline data from our Phase 2 Violet Study in the first half of 2021; our expectations that our cash, cash equivalents and investments will be sufficient to fund our operating expenses and capital expenditures into 2022; the potential safety and efficacy of ganaxolone; expectations regarding our ability to receive and utilize a priority review voucher; the therapeutic potential of ganaxolone; and our plans for an expanded access program for ganaxolone. Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain and maintain patent protection for our product candidates; delays, interruptions or failures in the manufacture and supply of our product candidate; our ability to raise additional capital; the effect of the COVID-19 pandemic on our business, the medical community and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. Marinus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see filings Marinus has made with the Securities and Exchange Commission.

Contact

Sasha Damouni Ellis
Vice President, Investor Relations & Corporate Communications
Marinus Pharmaceuticals, Inc.
484-253-6792
sdamouni@marinuspharma.com